Exhibit 10.1

Zura Bio Limited

Non-Employee Director Compensation Policy

Adopted: September 24, 2025

Each member of the Board of Directors (the “Board”) of Zura Bio Limited, a Cayman Islands exempted company (the “Company”), who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”), will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following April 1, 2025 (the “Effective Date”). This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A.	Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: US$40,000

b.	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): US$25,000

2.	Annual Committee Chair Service Retainer:

a.Chair of the Audit Committee: US$16,000

b.Chair of the Compensation Committee: US$12,000

c.Chair of the Nominating and Corporate Governance Committee: US$10,000

d.Chair of the R&D Committee: US$10,000

3.	Annual Committee Member Compensation (not applicable to Committee Chairs):

a.Member of the Audit Committee: US$8,000

b.Member of the Compensation Committee: US$6,000

c.Member of the Nominating and Corporate Governance Committee: US$6,000

d.Member of the R&D Committee: US$6,000

B.	Equity Compensation

Equity awards will be granted under the Company’s 2023 Equity Incentive Plan, as may be amended from time to time, or any successor plan (the “Plan”). All equity awards granted pursuant to this Policy will be Nonqualified Stock Options (as defined in the Plan) to purchase Class A ordinary shares of the Company (the “Class A Ordinary Shares”). Nonqualified Stock Options

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will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Class A Ordinary Shares on the date of grant and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

(a)Automatic Equity Grants.

(i)Initial Grant. Subject to approval of the Board or Compensation Committee, each person who, after the Effective Date, is elected or appointed for the first time to be an Eligible Director will, upon the date of his or her initial election or appointment to be an Eligible Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a stock option to purchase the lesser of (i) 51,000 Class A Ordinary Shares and (ii) the maximum number of Class A Ordinary Shares that would result in the option having an Option Value of not more than $200,000 (the “Initial Option Grant”). Each Initial Option Grant will vest in a series of 12 successive substantially equal monthly installments over the one-year period measured from the date of grant; provided, that any remaining unvested portion of the Initial Option Grant will vest as of the day immediately preceding the next Annual Meeting.

(ii)Annual Grant. Without any further action of the Board or Compensation Committee, at the close of business on the date of each annual general meeting of shareholders of the Company (an “Annual Meeting”) following the Effective Date, each person who is then an Eligible Director will automatically be granted a stock option to purchase the lesser of (i) 51,000 Class A Ordinary Shares and (ii) the maximum number of Class A Ordinary Shares that would result in the option having an Option Value of not more than $200,000 (the “Annual Option Grant”). Each Annual Option Grant will vest in a series of 12 successive substantially equal monthly installments over the one-year period measured from the date of grant; provided, that any remaining unvested portion of the Annual Option Grant will vest as of the day immediately preceding the next Annual Meeting. Each Annual Option Grant will be prorated for each Eligible Director who was first elected or appointed to the Board less than one year prior to the applicable Annual Meeting, as follows: the number of shares underlying each Annual Option Grant shall be multiplied by a fraction, the numerator of which is the number of days between commencement of service as an Eligible Director and the date of such Annual Meeting, and the denominator of which is 365.

The foregoing share amounts shall be automatically adjusted in the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our Class A Ordinary Shares, or any distribution to holders of our Class A Ordinary Shares other than an ordinary cash dividend.

(b)Option Value. The “Option Value” of a stock option to be granted under this Policy will be determined using the same method the Company uses to calculate the grant date fair value of stock options in its financial statements and shall be calculated on the date of grant.

(c)Vesting; Change in Control. All vesting is subject to the Eligible Director not having experienced a “Termination of Employment” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who has not experienced a Termination of Employment as of immediately prior to the closing of a “Change

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in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy or otherwise will become fully vested immediately prior to the closing of such Change in Control.

(d)Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the applicable award agreements under the Plan in the forms adopted from time to time by the Board or the Compensation Committee.

C.	Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

D.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director shall in no event exceed the limits set forth in Section 5(f) of the Plan.

E.Ability to Decline Compensation

An Eligible Director who elects not to accept compensation pursuant to this Policy or who is not permitted to accept compensation in an individual capacity per other contractual arrangements may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

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